GulfSlope Energy, Inc. 8-K

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF GULFSLOPE ENERGY, INC

GulfSlope Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the corporation is GulfSlope Energy, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 5, 2012.

2.

This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the approval of the stockholders of the Corporation in accordance with Section 211 of the DGCL, restates and integrates and further amends the provisions of the Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Amended and Restated Certificate of Incorporation (hereinafter, this “Certificate of Incorporation”) reads as follows:

ARTICLE 1

The name of the corporation is GulfSlope Energy, Inc. (the “Corporation”).

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 919 North Market St., Suite 950, Wilmington, Delaware 19801. The name of its registered agent at such address is InCorp Services, Inc in New Castle County.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL.

ARTICLE 4

The total number of shares of capital stock that the Corporation shall have authority to issue is 1,550,000,000, consisting of 1,500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Except as otherwise required by law or as otherwise provided in this certificate of incorporation or in any designation of any series of Preferred Stock pursuant to a resolution of the Board of Directors, each share of Common Stock shall be entitled to one vote and the holders of the Common Stock shall exclusively possess all voting power, shall be entitled to participate equally and on the same basis as to any dividends if, as and when declared by the Board of Directors and as to the distributions in the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

The Board of Directors is expressly authorized from time to time to designate one or more series of the Preferred Stock, to issue the Preferred Stock as Preferred Stock of any such series, and in connection with the designation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting and other powers, if any, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof to the fullest extent now or hereafter permitted by the DGCL. All series of Preferred Stock shall rank equally and be identical in all respects except as set forth in the resolutions of the Board of Directors of the Corporation providing for the issue of such stock.

ARTICLE 5

Except as otherwise provided in this certificate of incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

The affairs of the Corporation shall be governed by a Board of Directors. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Commencing with the 2015 annual meeting of stockholders, directors shall be divided into three classes as determined by action of the Board of Directors, apportioned as nearly as equal as possible. The three classes shall be designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire on the date of the 2016 annual meeting of stockholders, the initial term of office of the Class II directors shall expire on the date of the 2017 annual meeting of stockholders, and the initial term of office of the Class Ill directors shall expire on the date of the 2018 annual meeting of stockholders. Commencing with the 2016 annual meeting and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire each year. Each director shall hold office until the expiration of such director’s term of office and until such director's successor shall have been elected and qualified, or until such director's earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of authorized directors constituting the whole Board of Directors, the number of directors in each class shall be apportioned as nearly as equal as possible as determined by action of the Board of Directors. A director elected by the remainder of the Board of Directors to fill a vacancy shall hold office for the remainder of the term of the predecessor director and until such director's successor has been elected and qualified, or until such director’s successor has been elected and qualified, or until such director’s earlier resignation, removal or death.

ARTICLE 7

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE 8

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE 9

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Article, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE 10

To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Any repeal, amendment or modification of any of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, amendment or modification.

ARTICLE 11

The Corporation reserves the right to amend, alter, change or repeal in any respect any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this certificate of incorporation are granted subject to this reservation.

ARTICLE 12

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 18th day of May, 2018.

GULFSLOPE ENERGY, INC.

By:	/s/ John N. Seitz
John N. Seitz, Chief Executive Officer